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                                                                 EXHIBIT 5.1(c)


                    [WINSTEAD, SECHREST & MINICK LETTERHEAD]



                                August 30, 1998



Classic Communications, Inc.
515 Congress Avenue, Suite 2626
Austin, Texas  78701

Gentlemen:

         We have acted as counsel to Classic Communications, Inc. (the "Company") in connection with the Registration Statement on Form S-4 and the amendments thereto (as amended, the "Registration Statement") filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of $114 million aggregate principal amount of 13 1/4% Senior Discount Notes due 2009 of the Company (the "New Notes") to be offered and issued by the Company under an Indenture dated as of July 29, 1998 by and among the Company and BancOne, N.A., as Trustee.

         We have examined the Indenture, the global notes issued under the Indenture and such statutes, corporate records and documents, certificates of corporate and public officials and such other instruments and documents as we have deemed necessary or appropriate for the purposes of the opinions expressed herein.

         Upon the basis of the foregoing, we are of the opinion that, upon issuance thereof in the manner described in the Registration Statement the New Notes will be valid and binding obligations of the Company, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

         We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement on Form S-4 and to the reference to this firm under the heading "Legal Matters" in the Prospectus which is part of the Registration Statement.

                                               Very truly yours,

                                               WINSTEAD SECHREST & MINICK P.C.



                                               By: /s/ Timothy E. Young
                                                   -----------------------------
                                                   Timothy E. Young, Shareholder